Exhibit 99.2

C R O S S®	News Release

Company Contact: Kevin F. Mahoney Senior Vice President, Finance and Chief Financial Officer 401-335-8470	Investor Relations: Dave Mossberg Three Part Advisors, LLC 817-310-0051
FOR IMMEDIATE RELEASE

A.T. CROSS COMPANY ELECTS
JACOB C. GAFFEY TO BOARD OF DIRECTORS

Lincoln, RI – April 28, 2011 – A.T. Cross Company (NASDAQ: ATX) today announced that Jacob C. Gaffey has been elected to the Company’s Board of Directors.

Mr. Gaffey is a partner with Bay Capital Advisors, LLC. in Providence, Rhode Island. Bay Capital Advisors provides services to public and private companies in the lower middle market. In addition to mergers and acquisitions, the services include raising capital for growth and management buyouts. Previously Mr. Gaffey held the position of Senior Vice President in the Financial Institutions Group of Lehman Brothers, Inc. He brings extensive transactional and advisory experience in mergers and acquisitions, corporate valuations and debt and equity capital markets across a variety of industries.

Mr. Gaffey founded Capital Strategies Group, Inc. in 1986 as an advisory firm to the Specialty Finance Industry including banks and thrift institutions. Capital Strategies was acquired in 1997 by Cohane Rafferty Securities, Inc. Cohane Rafferty was acquired by Lehman Brothers in 2002.

Commenting on the election, Russell A. Boss, Chairman of the Board of A.T. Cross Company, stated, “I am pleased that Jake has joined our Board. His extensive experience in evaluating and valuing companies and assets will be of particular benefit as we continue to build our Company.”

About A.T. Cross Company
Building on the rich tradition of its award-winning writing instruments and reputation for innovation and craftsmanship, A.T. Cross Company is a designer and marketer of branded personal and business accessories. A.T. Cross provides a range of distinctive products that appeal to a growing market of consumers seeking to enhance their image and facilitate their lifestyle. A.T. Cross products, including award-winning quality writing instruments,  Timepieces, business accessories and Costa and Native Eyewear premium sports sunglasses, are distributed in retail and corporate gift channels worldwide. For more information, visit the A.T. Cross website at www.cross.com, the Costa website at www.costadelmar.com and the Native website at www.nativeyewear.com.